As filed with the Securities and Exchange Commission on October 15, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BLUE APRON HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	81-4777373 (I.R.S. Employer Identification Number)

28 Liberty Street
New York, New York 10005
(347) 765-1896
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Linda Findley Kozlowski
President and Chief Executive Officer
Blue Apron Holdings, Inc.
28 Liberty Street
New York, New York 10005
Telephone: (347) 765-1896
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
David A. Westenberg, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000 Telecopy: (617) 526-5000	Meredith L. Deutsch, Esq. General Counsel and Corporate Secretary Blue Apron Holdings, Inc. 28 Liberty Street New York, New York 10005 Telephone: (347) 765-1896

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share	133,868(3)	$7.150	$957,157	$88.73

(1)
The shares of Class A common stock will be offered for resale by the selling stockholders. Pursuant to Rule 416 under the Securities Act, this Registration Statement also relates to an indeterminate number of additional shares of Class A common stock to be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the Class A common stock as reported on the New York Stock Exchange on October 8, 2021.

(3)
Consists of shares of Class A common stock issuable upon the exercise of warrants issued by the registrant to the selling stockholders on October 1, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated October 15, 2021
PROSPECTUS
133,868 SHARES OF CLASS A COMMON STOCK

This prospectus relates to resales of shares of Class A common stock issuable upon the exercise of outstanding warrants issued in a private placement by us to the selling stockholders pursuant to a financing agreement by and among us; Blue Apron, LLC, our wholly-owned subsidiary; the lenders party thereto from time to time; and Blue Torch Finance LLC, as administrative agent and collateral agent for the lenders.
We are not selling any shares under this prospectus and will not receive any proceeds from the sale of the shares.
The selling stockholders identified in this prospectus, or their pledgees, assignees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.
Our Class A common stock is traded on The New York Stock Exchange under the symbol “APRN.” On October 14, 2021, the last reported sale price of our Class A common stock on The New York Stock Exchange was $9.15 per share.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of the prospectus and in the documents incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. We urge you to read the entire prospectus, any amendments or supplements, any free writing prospectuses, and any documents incorporated by reference carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2021.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may from time to time sell shares of Class A common stock described in this prospectus in one or more offerings.
This prospectus provides you with a description of the securities the selling stockholders may offer. You should carefully read this prospectus together with the additional information described under the heading “Where You Can Find More Information” beginning on page 22 of this prospectus.
Neither we nor the selling stockholders have authorized anyone to provide you with any information other than that contained or incorporated by reference into this prospectus. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus and the documents incorporated herein by reference is accurate only as of their respective dates. The information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class A common stock. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve substantial risks and uncertainties.
All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.
Forward-looking statements are subject to a number of risks, uncertainties and assumptions in other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, particularly under the heading “Risk Factors.”
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results or events could differ materially from those projected in the forward-looking statements.

PROSPECTUS SUMMARY
This summary highlights important features of this offering and the information included or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock. You should read the entire prospectus carefully, especially the risks of investing in our Class A common stock discussed under “Risk Factors.” Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to Blue Apron Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries.
Blue Apron Holdings, Inc.
Blue Apron’s vision is “better living through better food.” Founded in 2012, we are on a mission to spark discovery, connection, and joy through cooking. We offer fresh, chef-designed recipes that empower our customers to embrace their culinary curiosity and challenge their abilities to see what a difference cooking quality food can make in their lives.
Our core product is the meal experience we help our customers create. These experiences extend from discovering new recipes, ingredients, and cooking techniques to preparing meals with families and loved ones to sharing photos and stories of culinary triumphs. Central to these experiences are the original recipes we design with fresh, seasonally inspired produce and high quality ingredients sent directly to our customers. We do this by employing technology and expertise across many disciplines — demand planning, recipe creation, procurement, recipe merchandising, fulfillment operations, distribution, customer service, and marketing — to drive our end-to-end value chain. We offer our customers three weekly meal plans — a Two-Serving Plan, a Four-Serving Plan, and Meal Prep Plan. We also sell wine, which can be paired with our meals, through Blue Apron Wine, our direct-to-consumer wine delivery service. Through Blue Apron Market, our e-commerce market, we sell a curated selection of cooking tools, utensils, pantry items, add-on products for different culinary occasions, which are tested and recommended by our culinary team, and à la carte wine offerings.
Corporation Information
Our principal executive offices are located at 28 Liberty Street, New York, New York 10005, and our telephone number at that address is (347) 719-4312. Our website address is www.blueapron.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
As a company with less than $1.07 billion of revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to as the JOBS Act). We may remain an emerging growth company until December 31, 2022, or until such earlier time as we have more than $1.07 billion in annual revenue, the market value of our stock held by non-affiliates is more than $700 million or we issue more than $1 billion of non-convertible debt over a three-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not emerging growth companies.
We are also a “smaller reporting company” because the market value of our stock held by non-affiliates is less than $250 million. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

THE OFFERING
Class A Common Stock offered by the selling stockholders
133,868 shares
Use of proceeds
Blue Apron Holdings, Inc. will not receive any proceeds from the sale of shares in this offering.
Risk Factors
You should read the “Risk Factors” section beginning on page 5 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Class A common stock.
NYSE symbol
“APRN”

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described in the filings we make with the SEC from time to time that are incorporated by reference herein in their entirety, including the risks and uncertainties set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q, before making an investment decision pursuant to this prospectus.
Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future. In any such case, the trading price of our Class A common stock could fall, and you may lose all or part of the money you paid to buy our Class A common stock.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares by the selling stockholders.
The selling stockholders will pay any underwriting discounts and commissions and certain expenses incurred by the selling stockholders in disposing of the shares, provided that we have agreed to reimburse the selling stockholders for reasonable and documented fees and expenses of one external counsel in an amount not to exceed $20,000. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS
The shares of Class A common stock covered by this prospectus consist of an aggregate of 133,868 shares of Class A common stock issuable upon the exercise of warrants issued in a private placement by us to the selling stockholders on October 1, 2021, pursuant to the terms of a financing agreement by and among us; Blue Apron, LLC, our wholly-owned subsidiary, or the Borrower; certain other subsidiaries of ours as subsidiary guarantors, or collectively the Guarantors; the lenders party thereto from time to time, or the Lenders; and Blue Torch Finance LLC, as administrative agent and collateral agent for the Lenders, or the Agent, as amended, or the Financing Agreement. We have agreed to register these shares of Class A common stock in accordance with the terms of the warrants. For additional information regarding the Financing Agreement and the related warrants, see “— Description of Transactions with the Selling Stockholders” below. We are registering the shares of Class A common stock to permit the selling stockholders to offer the shares for resale from time to time.
The following table sets forth, to our knowledge, certain information about the selling stockholders as of October 14, 2021.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, including the footnotes to the below table, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Class A common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.
Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering(1)				Shares Being Offered		Shares to be Beneficially Owned After Offering(2)
	Class A Common Stock		Class B Common Stock		Class A Common Stock	Class B Common Stock	Class A Common Stock		Class B Common Stock
	Number	Percentage(3)	Number	Percentage(3)	Number	Number	Number	Percentage(3)	Number	Percentage(3)
Blue Torch Credit Opportunities Fund I LP(4)	73,850	*	0	—	37,417	0	0	—	0	—
Blue Torch Credit Opportunities Fund II LP(5)	49,594	*	0	—	25,127	0	0	—	0	—
Blue Torch Offshore Credit Opportunities Master Fund II LP(6)	30,068	*	0	—	15,234	0	0	—	0	—
BTC Holdings SC Fund, LLC(7)	26,817	*	0	—	13,587	0	0	—	0	—
Blue Torch Credit Opportunities SBAF Fund LP(8)	33,160	*	0	—	16,801	0	0	—	0	—
Blue Torch Credit Opportunities KRS Fund LP(9)	24,202	*	0	—	12,262	0	0	—	0	—
Swiss Capital BTC OL Private Debt Fund L.P.(10)	16,329	*	0	—	8,273	0	0	—	0	—
Swiss Capital BTC OL Private Debt Offshore SP(11)	10,198	*	0	—	5,167	0	0	—	0	—

*
Less than one percent.

(1)
The number of shares of Class A common stock shown in the table above includes shares of Class A common stock issuable upon the exercise of warrants issued in a private placement by us to the selling stockholders on July 1, 2021 and shares of Class A common stock issuable upon the exercise of warrants issued in a private placement by us to the selling stockholders on October 1, 2021.

(2)
We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders. None of the selling stockholders is a licensed broker dealer or an affiliate of a licensed broker dealer.
(3)
Based on 24,052,784 shares of Class A common stock outstanding on September 30, 2021.

(4)
Blue Torch Credit Opportunities Fund I LP (“BTCOP”) is the record holder of 73,850 shares of Class A common stock. Blue Torch Capital LP (“BTC”) serves as the investment advisor of BTCOP. The general partner of BTCOP is Blue Torch Credit Opportunities GP LLC (“BTC GP LLC”). The managing member of BTC GP LLC is KPG BTC Management LLC (“KPG LLC”) and the managing member of KPG LLC is Kevin Genda. As a result of these relationships, each of BTC, BTC GP LLC, KPG LLC and Kevin Genda may be deemed to share voting and dispositive power over the shares of Class A common stock directly held by BTCOP.

(5)
Blue Torch Credit Opportunities Fund II LP (“BTCOP II”) is the record holder of 49,594 shares of Class A common stock. BTC serves as the investment advisor of BTCOP II. The general partner of BTCOP II is Blue Torch Credit Opportunities GP II LLC (“BTC GP II LLC”). The managing member of BTC GP II LLC is KPG LLC and the managing member of KPG LLC is Kevin Genda. As a result of these relationships, each of BTC, BTC GP II LLC, KPG LLC and Kevin Genda may be deemed to share voting and dispositive power over the shares of Class A common stock directly held by BTCOP II.

(6)
Blue Torch Offshore Credit Opportunities Master Fund II LP (“BTOCOM LP”) is the record holder of 30,068 shares of Class A common stock. BTC serves as the investment advisor of BTOCOM LP. The general partner of BTOCOM LP is Blue Torch Offshore Credit Opportunities GP II LLC (“BTOC GP II LLC”). The managing member of BTOC GP II LLC is KPG LLC and the managing member of KPG LLC is Kevin Genda. As a result of these relationships, each of BTC, BTOC GP II LLC, KPG LLC and Kevin Genda may be deemed to share voting and dispositive power over the shares of Class A common stock directly held by BTOCOM LP.

(7)
BTC Holdings SC Fund LLC (“BTC LLC”) is the record holder of 26,817 shares of Class A common stock. The sole member of BTC LLC is Blue Torch Credit Opportunities SC Master Fund LP (“BTC SC Fund”). BTC serves as the investment advisor of BTC SC Fund. The general partner of BTC SC Fund is Blue Torch Credit Opportunities SC GP LLC (“BTC SC GP LLC”). The managing member of BTC SC GP LLC is KPG LLC and the managing member of KPG LLC is Kevin Genda. As a result of these relationships, each of BTC, BTC SC Fund, BTC SC GP LLC, KPG LLC and Kevin Genda may be deemed to share voting and dispositive power over the shares of Class A common stock directly held by BTC LLC.

(8)
Blue Torch Credit Opportunities SBAF Fund LP (“BTC SBAF LP”) is the record holder of 33,160 shares of Class A common stock. BTC serves as the investment advisor of BTC SBAF LP. The general partner of BTC SBAF LP is Blue Torch Credit Opportunities SBAF GP LLC (“BTC SBAF GP II LLC”). The managing member of BTC SBAF GP II LLC is KPG LLC and the managing member of KPG LLC is Kevin Genda. As a result of these relationships, each of BTC, BTC SBAF GP II LLC, KPG LLC and Kevin Genda may be deemed to share voting and dispositive power over the shares of Class A common stock directly held by BTC SBAF LP.

(9)
Blue Torch Credit Opportunities KRS Fund LP (“BTC KRS LP”) is the record holder of 24,202 shares of Class A common stock. BTC serves as the investment advisor of BTC KRS LP. The general partner of BTC KRS LP is Blue Torch Credit Opportunities KRS GP LLC (“BTC KRS GP II LLC”). The managing member of BTC KRS GP II LLC is KPG LLC and the managing member of KPG LLC is Kevin Genda. As a result of these relationships, each of BTC, BTC KRS GP II LLC, KPG LLC and Kevin Genda may be deemed to share voting and dispositive power over the shares of Class A common stock directly held by BTC KRS LP.

(10)
Swiss Capital BTC OL Private Debt Fund L.P. (“SC BTC LP”) is the record holder of 16,329 shares of Class A common stock. BTC serves as the investment advisor of SC BTC LP. As a result of this relationship, BTC may be deemed to have voting and dispositive power over the shares of Class A common stock directly held by SC BTC LP.

(11)
Swiss Capital BTC OL Private Debt Offshore SP (“SC BTC SP”) is the record holder of 10,198 shares of Class A common stock. BTC serves as the investment advisor of SC BTC SP. As a result of this relationship, BTC may be deemed to have voting and dispositive power over the shares of Class A common stock directly held by SC BTC SP.

Description of Transactions with the Selling Stockholders
Financing Agreement
On October 16, 2020, we entered into the Financing Agreement. The Financing Agreement provided for, among other things, a term loan in the aggregate principal amount of $35.0 million, or the 2020 Term Loan, that initially bore interest at a rate equal to LIBOR (subject to a 1.50% floor) plus 8.00% per annum. In accordance with the Financing Agreement, the principal amount of the 2020 Term Loan is repayable in equal quarterly installments of $875,000 through December 31, 2022, with the remaining unpaid principal amount of the 2020 Term Loan repayable on March 31, 2023.
The Financing Agreement includes a guaranty by the Guarantors of all of the obligations of the Borrower, including the payment when due of all principal, interest, fees, expense reimbursements, indemnifications and all other obligations under the Financing Agreement, which we refer to, collectively, as the Obligations. In connection with the Financing Agreement, the Borrower and the Guarantors entered into a security agreement with the Agent, pursuant to which they each granted to Agent, for the benefit of the Agent and the Lenders, a first priority security interest in, and lien upon, substantially all of the assets and properties now owned or hereinafter acquired by the Borrower and the Guarantors to secure the Obligations.
The Financing Agreement also contains customary representations, warranties, affirmative and negative covenants (including financial covenants), and indemnification provisions in favor of the Agent and the Lenders.
The financing agreement was amended in November 2020 and again in May 2021. Among other things, the May 2021 amendment:
•
established a new $5.0 million term loan, which we refer to as the 2021 Term Loan, which bore interest at a rate equal to LIBOR (subject to a 1.50% floor) plus 10.00% per annum, and which was repaid in full on June 18, 2021;

•
increased the interest rate margin on the 2020 Term Loan by 1.00% per annum, resulting in the 2020 Term Loan bearing interest, from and after the date of the May 2021 amendment, at a rate equal to LIBOR (subject to a 1.50% floor) plus 9.00% per annum;

•
waived the requirement that the Borrower prepay the 2020 Term Loan with 50% of the proceeds of certain equity issuances, provided that the waiver would expire upon the earlier of (i) such time as the cumulative net proceeds from equity issuances of the Borrower otherwise requiring such prepayment exceed $30.0 million (calculated net of the repayment of the 2021 Term Loan described above) or (ii) July 4, 2021;

•
required that the Borrower prepay the 2021 Term Loan with 100% of the proceeds of certain equity issuances (in addition to the other mandatory prepayment provisions applicable to the 2020 Term Loan, which also apply to the 2021 Loan);

•
reduced the minimum liquidity covenant under the Financing Agreement from $20.0 million to $15.0 million temporarily, which reduction has now lapsed; and

•
charged a $1.0 million closing fee, which (i) was capitalized on May 5, 2021, as additional principal indebtedness under the 2021 Term Loan, bearing interest at the same interest rate as the 2021 Term Loan; and (ii) 50% of which was forgiven upon repayment of the 2021 Term Loan.

Warrants
In connection with the May 2021 amendment, we agreed to grant warrants to the Lenders or affiliates thereof. Under the terms of the May 2021 amendment, so long as the 2020 Term Loan or 2021 Term Loan remain outstanding, on the first day of each quarter beginning on or after July 1, 2021, we are obligated to issue a warrant to the Lenders or affiliates thereof to purchase, at an exercise price of $0.01 per share, such number of shares of our Class A common stock as equals 0.50% of our then-outstanding capital stock on a fully diluted basis. The number of shares issuable upon exercise of each warrant is subject to increase each time we issue or sell any shares of Class A common stock, Class A common stock equivalents, options or convertible securities for a consideration per share (including upon exercise, exchange or conversion) of less than the fair market value per share of the Class A common stock as of the applicable issuance date. In addition, if we make any dividends or distributions (including any distribution of cash, stock or other securities) on our common stock, holders of the warrants are entitled to participate in such distributions to the same extent as such holder would have participated had they exercised the warrant. The warrants expire in accordance with their terms five years after the applicable issuance date and are exercisable on a cash basis or, at the election of the holder, on a cashless basis. In connection with the grant of the warrants, we also agreed, within 30 days after the issuance of the first warrant, to file a shelf registration statement registering the resale of the shares of Class A common stock issuable upon exercise of the warrants on a delayed or continuous basis and to use reasonable efforts to have the shelf registration statement declared effective as soon as practicable after the filing thereof. We further agreed to prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such shelf registration statement effective and in compliance with the provisions of the Securities Act. Upon the issuance of each warrant after the effectiveness of the shelf registration statement, we also agreed, no later than 15 days (or 30 days in the case of a registration on Form S-1) after each such issuance, to prepare and file with the SEC such amendments, including post-effective amendments, and supplements to the shelf registration statement (or, alternatively, we will prepare and file with the SEC a new shelf registration statement and use reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof) as may be necessary to register thereunder the resale of all shares underlying such additional warrant. Except with respect to the Financing Agreement, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us, other than as a result of the ownership of the warrants.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our restated certificate of incorporation, as amended, our amended and restated by-laws and applicable provisions of Delaware corporate law. You should read our restated certificate of incorporation, as amended, and amended and restated by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.
As of September 30, 2021, our authorized capital stock consisted of 1,500,000,000 shares of Class A common stock, par value $0.0001 per share, 175,000,000 shares of Class B common stock, par value $0.0001 per share, 500,000,000 shares of Class C capital stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.
As of September 30, 2021, 24,052,784 shares of Class A common stock were outstanding, no shares of Class B common stock were outstanding, no shares of Class C capital stock were outstanding and no shares of preferred stock were outstanding. On September 15, 2021, certain of our existing holders of Class B common stock elected to convert all of their respective outstanding shares of Class B common stock voluntarily into Class A common stock, effective immediately. As a result of these conversions, pursuant to our restated certificate of incorporation, as amended, which provides for the automatic conversion of all outstanding shares of Class B common stock when the outstanding shares of Class B common stock represents less than 5% of the combined voting power of the outstanding shares of Class A common stock and Class B common stock, each outstanding share of Class B common stock automatically converted into one share of Class A common stock on a one-for-one basis. We intend to file a Certificate of Retirement with the Secretary of State of the State of Delaware to retire all shares of Class B common stock that were previously issued and outstanding. As a result, we only have one class of common stock outstanding, our Class A common stock, each share of which is entitled to one vote.
Class A Common Stock, Class B Common Stock and Class C Capital Stock
Annual Meeting.    Annual meetings of our stockholders are held on the date designated in accordance with our amended and restated by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors and shall be called by the chairman of the board or the secretary upon the written request, stating the purpose of such meeting, of the holders of a majority of the outstanding shares of all classes of capital stock entitled to vote at the meeting. Except as may be otherwise provided by applicable law, our restated certificate of incorporation, as amended, or our amended and restated by-laws, all uncontested elections and other questions shall be decided by a majority of the votes cast by stockholders entitled to vote thereon and voting affirmatively or negatively on such matter at a duly held meeting of stockholders at which a quorum is present, and all contested elections shall be decided by a plurality of votes cast by stockholders entitled to vote thereon.
Holders of Class A common stock are entitled to one vote for each whole share of Class A common stock held on all matters submitted to a vote of stockholders, holders of Class B common stock are entitled to ten votes for each share of Class B common stock held on all matters submitted to a vote of stockholders, and holders of Class C capital stock are not entitled to vote on any matter that is submitted to a vote of stockholders, except as otherwise required by law. Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Following the conversion of the outstanding shares of Class B common stock into shares of Class A common stock, which was effected on September 15, 2021, the Class A common stock is our only outstanding class of capital stock.
Historically, our restated certificate of incorporation, as amended, and amended and restated bylaws have provided for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. In 2021, our board of directors and our stockholders approved an amendment to our restated certificate of incorporation, as amended, to declassify our board of directors.

We refer to this amendment as the Declassification Amendment. The Declassification Amendment became effective in June 2021. In accordance with our restated certificate of incorporation, as further amended by the Declassification Amendment, directors will be elected to one-year terms of office beginning at our 2022 annual meeting of stockholders, such that at our 2024 annual meeting of stockholders, there will be a single class of directors subject to annual election for one-year terms. Prior to the 2024 annual meeting of stockholders, a person elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen. The restated certificate of incorporation, as amended, does not provide for cumulative voting for the election of directors.
Dividends.    Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock, Class B common stock and Class C capital stock are entitled, equally, identically and ratably on a per share basis, to receive dividends out of funds legally available if the board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. The board of directors may pay or make a disparate dividend or distribution per share of Class A common stock, Class B common stock or Class C capital stock if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, Class B common stock and Class C capital stock, each voting separately as a class.
Liquidation, Dissolution and Winding Up.    If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of Class A common stock, Class B common stock and Class C capital stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock and unless an affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, Class B common stock and Class C capital stock, each voting separately as a class, approve in advance different treatment of the shares of each such class with respect to distributions.
Right to Receive Merger Distributions.    Our restated certificate of incorporation, as amended, provides that, in the event of a consolidation or merger of us with or into any other entity, the distribution or payment in respect of the shares of Class A common stock, Class B common stock and Class C capital stock shall be made ratably on a per share basis among the holders of Class A common stock, Class B common stock and Class C capital stock as a single class, unless the only difference in the per share consideration between the holders of different classes of Class A common stock, Class B common stock or Class C capital stock is that any securities distributed to the holder of a share of Class B common stock have ten times the voting power of any securities distributed to the holder of a share of Class A common stock and that any securities distributed to the holder of a share of Class C capital stock have no voting rights or power.
Third-Party Tender or Exchange Offers.    Our restated certificate of incorporation, as amended, provides that we may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A common stock, Class B common stock or Class C capital stock, and neither we nor the board of directors may recommend that holders tender shares of Class A common stock, Class B common stock or Class C capital stock into any third-party tender or exchange offer, unless the holders of each of Class A common stock, Class B common stock or Class C capital stock have the right to receive the same amount of consideration on a per share basis as the other classes, unless the only difference in the per share consideration between the holders of different classes of Class A common stock, Class B common stock or Class C capital stock is that any securities distributed to the holder of a share of Class B common stock have ten times the voting power of any securities distributed to the holder of a share of Class A common stock and that any securities distributed to the holder of a share of Class C capital stock have no voting rights or power.
Conversion.
On September 15, 2021, certain of our existing holders of Class B common stock elected to convert all of their outstanding shares of Class B common stock voluntarily into Class A common stock, effective immediately. As a result of these conversions, pursuant to our restated certificate of incorporation, as amended, which provides for the automatic conversion of all outstanding shares of Class B common stock when the outstanding shares of Class B common stock represents less than 5% of the combined voting power of the outstanding shares of Class A common stock and Class B common stock, each outstanding share of Class B common stock automatically converted into one share of Class A common stock
Each share of Class B common stock or Class C capital stock that is converted into Class A common stock will thereupon automatically be retired and not be available for reissuance. If we subsequently wish to issue more shares of Class B common stock or Class C capital stock than are then authorized for issuance, we would first have to amend our restated certificate of incorporation, as amended, with the approval of the board of directors and stockholders in accordance with the General Corporation Law of the State of Delaware, which we refer to as the DGCL.
Authorized but Unissued Shares.    The authorized but unissued shares of our Class A common stock, Class B common stock, Class C capital stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of the New York Stock Exchange. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved capital stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Other Rights.    Holders of the Class A common stock, Class B common stock and Class C capital stock have no right to:
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have their stock redeemed;

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purchase additional stock; or

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maintain their proportionate ownership interest in us.

Holders of shares of the Class A common stock, Class B common stock and Class C capital stock are not required to make additional capital contributions.
Transfer Agent and Registrar.    Computershare Trust Company, N.A. is transfer agent and registrar for our Class A common stock.
Preferred Stock
We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each series of preferred stock, including dividend rights, conversion rights, redemption privileges and liquidation preferences. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval. The specific terms of any series of preferred stock offered pursuant to this prospectus will be described in the prospectus supplement relating to that series of preferred stock.
A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.
The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of preferred stock. You should read the prospectus supplement relating to the particular series of preferred stock being offered for specific terms, including:
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the designation and stated value per share of the preferred stock and the number of shares offered;

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the amount of liquidation preference per share;

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the price at which the preferred stock will be issued;

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the dividend rate, or method of calculation of dividends, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

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any redemption or sinking fund provisions;

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if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

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any conversion provisions; and

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any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.
Rank.    Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs, rank:
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senior to our Class A common stock, Class B common stock and Class C capital stock and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs;

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on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs; and

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junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs.

The term “equity securities” does not include convertible debt securities.
Dividends.    Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.
Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.
No dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless full dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities.
No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before we make any distribution or payment to the holders of any Class A common stock, Class B common stock or Class C capital stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock shall be entitled to receive out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. Unless otherwise specified in the prospectus supplement, after payment of the full amount of their liquidating distributions, the holders of preferred stock will have no right or claim to any of our remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on parity with the preferred stock and all other such classes or series of shares of capital stock ranking on parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.
Upon any such liquidation, dissolution or winding up and if we have made liquidating distributions in full to all holders of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or assets will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.
Redemption.    If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.
The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. We may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such preferred stock may provide that, if no such shares of our capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, we will not redeem any preferred stock of a series unless:
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if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock for all past dividend periods and the then current dividend period; or

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if such series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the then current dividend period.

In addition, we will not acquire any preferred stock of a series unless:
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if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on all outstanding shares of such series of preferred stock for all past dividend periods and the then current dividend period; or

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if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

However, at any time we may purchase or acquire preferred stock of that series (1) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series or (2) by conversion into or exchange for shares of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.
If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that we determine. Such determination will reflect adjustments to avoid redemption of fractional shares.
Unless otherwise specified in the prospectus supplement, we will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on our stock transfer books. Each notice shall state:
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the redemption date;

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the number of shares and series of preferred stock to be redeemed;

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the redemption price;

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the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

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that dividends on the shares to be redeemed will cease to accrue on such redemption date;

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the date on which the holder’s conversion rights, if any, as to such shares shall terminate; and

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the specific number of shares to be redeemed from each such holder if fewer than all the shares of any series are to be redeemed.

If notice of redemption has been given and we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.
Voting Rights.    Holders of preferred stock will not have any voting rights, except as required by law or as indicated in the applicable prospectus supplement.
Unless otherwise provided for under the terms of any series of preferred stock, no consent or vote of the holders of shares of preferred stock or any series thereof shall be required for any amendment to our certificate of incorporation that would increase the number of authorized shares of preferred stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of preferred stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of preferred stock or such series, as the case may be, then outstanding).
Conversion Rights.    The terms and conditions, if any, upon which any series of preferred stock is convertible into our Class A common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of Class A common stock into which the shares of preferred stock are convertible, the conversion price, rate or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption.
Transfer Agent and Registrar.    The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Registration Rights
Investor Rights Agreement
Pursuant to our investors’ rights agreement, certain stockholders have the right to request that their shares be included in a registration statement that we are otherwise filing. We refer to the shares held by holders having rights under this agreement as registrable securities. As of September 30, 2021, the holders of approximately 3.8 million registrable securities have rights under this agreement.
Piggyback Registration Rights.    Pursuant to the investors’ rights agreement, if we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit or similar plans or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities which are also being registered, the holders of all registrable securities are entitled to receive notice of the registration and to include their registrable securities in such registration. The underwriters of any underwritten offering will have the right to limit the number of the number of registrable securities that may be included in the registration statement. The holders of all registrable securities have waived these piggyback registration rights in connection with this offering.
Expenses of Registration.    We are required to pay all expenses relating to any Form S-3 or piggyback registration, other than the underwriting discount, subject to certain limited exceptions.
Purchase Agreement
Pursuant to the purchase agreement dated as of September 15, 2021, by and among us, RJB Partners LLC and Matthew B. Salzberg, or the Purchase Agreement, we have agreed to enter into a registration rights agreement with RJB Partners LLC and Mr. M. Salzberg prior to the closing of the completion of the rights offering and related transactions under the Purchase Agreement. Pursuant to this Registration Rights Agreement, RJB Partners LLC, Mr. M. Salzberg and their respective permitted transferees will have the right to request that we file a registration statement with respect to all or a portion of the shares that they hold, which will include shares held prior to the rights offering and related transactions and shares purchased in connection with the rights offering and related transactions. We are required to pay all expenses relating to any registration, other than the underwriting discount, subject to certain limited exceptions.
Provisions of Our Restated Certificate of Incorporation, as Amended, Our Amended and Restated By-laws and Delaware Law That May Have Anti-Takeover Effects
Board of Directors.    Historically, our restated certificate of incorporation, as amended, and amended and restated by-laws have provided for a board of directors divided as nearly equally as possible into three classes. Each class was elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. As described above, we initiated the formal process of declassifying our board of directors in June 2021 with the effectiveness of the Declassification Amendment. In accordance with our restated certificate of incorporation, as further amended by the Declassification Amendment, directors will be elected to one-year terms of office beginning at our 2022 annual meeting of stockholders, such that at our 2024 annual meeting of stockholders, there will be a single class of directors subject to annual election for one-year terms. Prior to the 2024 annual meeting of stockholders, a person elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen. The number of directors comprising our board of directors is fixed from time to time by the board of directors.
Removal of Directors by Stockholders.    Our restated certificate of incorporation, as amended, provides that, subject to the rights of holders of any series of preferred stock, members of our board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the votes that all the stockholders would be entitled to cast in an election of directors.
Stockholder Nomination of Directors.    Our amended and restated by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the later of (x) the 90th day prior to the date of such meeting and (y) the 10th day following the day on which public announcement of the date of such annual meeting is first made by us.
No Action by Written Consent.    Our restated certificate of incorporation, as amended, provides that our stockholders may not act by written consent and may only act at duly called meetings of stockholders.
Supermajority Voting.   The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of the board of directors or the affirmative vote of the holders of at least 66 2∕3% of the votes that all stockholders would be entitled to cast for the election of directors. In addition, the affirmative vote of the holders of at least 66 2∕3% of the votes that all stockholders would be entitled to cast for the election of directors is required to amend, repeal, or adopt any provisions inconsistent with any of the provisions of our restated certificate of incorporation, as amended, with respect to our classified board of directors, quorum of directors, and removal of directors and the provisions of our restated certificate of incorporation, as amended, with respect to special meetings of the stockholders.
Choice of Forum.    Our restated certificate of incorporation, as amended, provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of us, (2) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee or stockholder of ours to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery, or (4) any action asserting a claim governed by the internal affairs doctrine. Our restated certificate of incorporation, as amended, further provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Delaware Business Combination Statute.    Section 203 of the DGCL is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:
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a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and

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any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of our capital stock.

The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.
The prohibition against these transactions does not apply if:
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prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or

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the interested stockholder owns at least 85% of our outstanding voting stock as a result of a transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Proposed Amendments.    Under the Purchase Agreement discussed above, we are obligated to propose amendments to our restated certificate of incorporation, as amended, in connection with our 2022 annual meeting of stockholders to:
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permit one or more stockholders, representing at least twenty-five percent (25%) of the voting power of our outstanding capital stock to call a special meeting of stockholders;

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eliminate the requirement that the affirmative vote of a supermajority of stockholders be required to remove a director; and

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eliminate the requirement that the affirmative vote of a supermajority of stockholders be required to amend our restated certificate of incorporation, as amended, or our bylaws, subject to certain exceptions.

Additionally, upon closing the transactions pursuant to the Purchase Agreement, we plan to amend our bylaws to permit “proxy access” to facilitate the ability of our stockholders to nominate director candidates for inclusion on our proxy statement in connection with our annual meeting of stockholders.

PLAN OF DISTRIBUTION
The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, assignees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges in any market or trading facility on which the shares are traded, or in the over-the-counter market or otherwise, at fixed prices, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:
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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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an over-the-counter distribution in accordance with the rules of New York Stock Exchange;

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short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

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one or more underwritten offerings on a firm commitment or best efforts basis;

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in privately negotiated transactions; and

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any other method permitted by applicable law.

In addition, a selling stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. To the extent such distributees are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.
In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Class A common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the Class A common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge or grant a security interest in shares to a broker-dealer, other financial institution or other person, and, upon a default such pledgee or secured parties may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
We will not receive any of the proceeds from the sale of warrant shares in this offering, although we will receive the nominal exercise price upon exercise of the warrants for the warrant shares, if such warrants are exercised for cash.
We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.
We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) the date that is six months after the original issuance date of the warrants or any other warrants issued pursuant to the Financing Agreement.

LEGAL MATTERS
The validity of the shares of Class A common stock in respect of which this prospectus is being delivered has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.
EXPERTS
The consolidated financial statements of Blue Apron Holdings, Inc. appearing in Blue Apron Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other documents and information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.blueapron.com. Our website is not a part of this prospectus and is not incorporated by reference into this prospectus.
This prospectus is part of a registration statement we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our Class A common stock, including certain exhibits and schedules, in accordance with SEC rules and regulations. You can obtain a copy of the registration statement from the SEC at the SEC’s website listed above. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.
(1)
Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2021 Annual Meeting of Stockholders;

(2)
Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, respectively;

(3)
Current Reports on Form 8-K filed on January 4, 2021; May 6, 2021; June 15, 2021; June 17, 2021; September 15, 2021; and September 29, 2021, respectively;

(4)
Any other filings we make pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

(5)
The description of our Class A common stock contained in our Registration Statement on Form 8-A filed on June 26, 2017, including any amendments or reports filed for the purpose of updating such description.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:
Blue Apron Holdings, Inc.
Attn: General Counsel
28 Liberty Street
New York, New York 10005
Telephone: (347) 765-1896

133,868 Shares
Class A Common Stock

PROSPECTUS

           , 2021

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Blue Apron Holdings, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred and borne by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.
SEC registration fee	$89
Legal fees and expenses	$25,000
Accounting fees and expenses	$15,000
Miscellaneous	$4,911
Total	$45,000
Item 15.   Indemnification of Directors and Officers.
Section 102 of the General Corporation Law of the State of Delaware, or the DGCL, permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation, as amended, provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust, or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our restated certificate of incorporation, as amended, provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.
Our restated certificate of incorporation, as amended, provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 16.   Exhibits
EXHIBIT NUMBER	DESCRIPTION
4.1	Restated Certificate of Incorporation of Blue Apron Holdings, Inc., as amended (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3, filed with the SEC on July 30, 2021)
4.2	Amended and Restated By-laws of Blue Apron Holdings, Inc., as amended (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3, filed with the SEC on July 30, 2021)
4.3	Specimen stock certificate evidencing shares of Class A common stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1/A (File No. 333-218425) filed with the SEC on June 19, 2017)
4.4	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 6, 2021)
5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
23.1	Consent of Ernst and Young LLP, independent registered public accounting firm for Blue Apron Holdings, Inc.
23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature pages to the Registration Statement)

Item 17.   Undertakings.
Item 512(a) of Regulation S-K.   The undersigned Registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 427(b) that is part of this Registration Statement.
(2)   That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)   Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and
(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
Item 512(b) of Regulation S-K.   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Item 512(h) of Regulation S-K.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 15, 2021.
BLUE APRON HOLDINGS, INC.
By:	/s/ Linda Findley Kozlowski Linda Findley Kozlowski President and Chief Executive Officer
SIGNATURES AND POWER OF ATTORNEY
We, the undersigned officers and directors of Blue Apron Holdings, Inc., hereby severally constitute and appoint Linda Findley Kozlowski, Randy J. Greben and Meredith L. Deutsch, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable Blue Apron Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Linda Findley Kozlowski Linda Findley Kozlowski	President, Chief Executive Officer and Director (Principal Executive Officer)	October 15, 2021
/s/ Randy J. Greben Randy J. Greben	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 15, 2021
/s/ Jennifer Carr-Smith Jennifer Carr-Smith	Director	October 15, 2021
/s/ Peter Faricy Peter Faricy	Director	October 15, 2021
/s/ Brenda Freeman Brenda Freeman	Director	October 15, 2021
/s/ Elizabeth J. Huebner Elizabeth J. Huebner	Director	October 15, 2021